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                                                                  Exhibit 10(l)

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement between The First Years Inc. (the "Company") and Ronald J. Sidman ("Sidman"), dated March 23, 1995 (the "Agreement") is made this 16th day of January, 1997.

In consideration of the mutual covenants hereinafter set forth, the parties agree to amend the Agreement as fol1ows:

1. Paragraph 11 is deleted in its entirety and is replaced with the following paragraph:

    "SEVERANCE.

     (a) If, at the expiration of this Agreement, the parties do not enter into a new employment or severance agreement, or if Sidman's employment with the Company is terminated during the Term by either party for any reason (other than Death, Disability, or Cause as defined in this Agreement), then the Company will continue to pay to Sidman his Base Salary and provide the Benefits then in effect for twenty-four (24) months, reduced by the amount, if any, that Sidman earns from other employment during such 24-month period, provided Sidman continues to comply with his obligations under Paragraphs 7, 8, 9, and 10 of this Agreement during such 24-month period. Sidman will not be entitled to receive any Annual Bonus for such 24-month period. Sidman will not be obligated to seek employment.

     (b) If at the expiration of this Agreement, the parties do not enter into a new employment or severance agreement, or if Sidman's employment with the Company is terminated during the Term for any reason (other than for Death or Cause as defined in this Agreement), the Company will continue to pay the premiums for and provide coverage to Sidman under the same group medical and dental plans as the Company provides to the Company's executive officers, and the same medical reimbursement plan being provided to Mr. Sidman and certain other senior executive officers as of the date of this Amendment, until Mr. Sidman is eligible for and entitled to coverage under Medicare; provided that the Company can amend, alter or change such plans as long as such benefits to Sidman under such new plans are no less than those commensurate with Sidman's position at the time of his termination of employment; provided that to the extent such medical benefits cannot be provided to Sidman under the terms of such plans or the plans cannot be so amended in any manner not adverse to the Company, the Company shall pay to Sidman, on an after-tax

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     basis, an amount necessary for Sidman to acquire comparable benefits from an independent insurance carrier; provided further, that the obligations of the Company under this clause 11 (b) shall be terminated if, at any time after the date of his termination of employment with the Company, Sidman is employed by or is otherwise affiliated with a party that offers comparable health benefits to Sidman; and provided he continues to comply with his obligations under Paragraphs 7, 8, 9, and 10.

     IN WITNESS WHEREOF, the parties have executed this First Amendment this 16th day of January, 1997.

                                                   THE FIRST YEARS INC.

                                                   By: /s/ Benjamin Peltz
                                                      --------------------------
                                                           Benjamin Peltz
                                                           Senior Vice President
                                                            and Treasurer

                                                       /s/ Ronald J. Sidman
                                                      --------------------------
                                                           Ronald J. Sidman